Exhibit 10.4

AMENDMENT TO FIRSTENERGY SOLUTIONS CORP.
2016 KEY EMPLOYEE RETENTION PLAN

This Amendment to the FirstEnergy Solutions Corp. 2016 Key Employee Retention Plan is adopted and effective as of March 23, 2017.

WHEREAS, FirstEnergy Solutions Corp. (the “Company”) adopted the 2016 Key Employee Retention Plan (the “Plan”), effective as of December 1, 2016, which provides eligible participants with a “KERP Payment” if they remain employed with the Company until November 30, 2018 subject to certain terms and conditions set forth in the Plan;

WHEREAS, the Company and other affiliates of FirstEnergy Corp. anticipate that certain participants in the Plan and participants in similar key employee retention plans maintained by affiliates of the Company (each, an “Affiliate Plan”) may transfer, in the same or similar position, from the Company to an affiliate or from an affiliate to the Company;

WHEREAS, the Company has determined that if a participant in the Plan transfers to an affiliate, in the same or similar position, then such participant will become a participant in the Affiliate Plan maintained by such affiliate and, likewise, if a participant in an Affiliate Plan transfers to the Company, such participant will become a participant in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 5 of the Plan is amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing, effective as of April 4, 2016, Schedule A is revised by Revised Schedule A, attached hereto, which removes certain Participants who have transferred to an affiliate of the Company and adds new Participants who have transferred from an affiliate of the Company to the Company and their respective KERP Payment amounts. The Committee may, in its sole discretion, continue to amend or modify Revised Schedule A from time to time as Participants transfer to or from the Company. The Company will assume the obligation to make any KERP Payment earned by a Participant under an Affiliate Plan who is added to Revised Schedule A as the result of his or her transfer from an affiliate of the Company to the Company.”

2.	Section 8 of the Plan is hereby amended by adding a new subsection (k) after subsection (j) as follows:

“Notwithstanding any provision herein to the contrary, to the extent the Company is unable to perform or satisfy its obligations under the Plan with respect to a Participant who was covered by the FirstEnergy Service Company Affiliate Plan and transferred from FirstEnergy Service Company to the Company (each, a “Transferred Participant”), FirstEnergy Service Company, a member of the

Company Group, shall be responsible for paying any KERP Payment that has been earned by such Transferred Participant at the time such KERP Payment becomes due and payable.”

3.	Except with respect to the changes made by this Amendment, the other provisions of the Plan remain in full force and effect.

4.	Any capitalized terms used in this Amendment that are not defined herein shall have the same meaning ascribed to such terms in the Plan.

IN WITNESS WHEREOF, a duly authorized officer of the Company hereby adopts this Amendment to the 2016 Key Employee Retention Plan effective as of the date first indicated above.

FIRSTENERGY SOLUTIONS CORP.

_/s/ Donald R. Schneider ___________
BY:    Donald R. Schneider
TITLE: President, First Energy Solutions
Corp.

FIRSTENERGY SERVICE COMPANY

_/s/ Charles E. Jones ______________
BY:    Charles E. Jones
TITLE: President and Chief Executive
Officer, First Energy Corp.